Exhibit 99.1

MANAGEMENT INCENTIVE PLAN

For the Year 2005

Purpose:	To provide incentive awards to identified members of management and other employees based upon their individual performance and contribution to the achievement of established company goals.
Eligible
Participants:	Must be employed as of September 1, 2005 and employed continuously through the date of award in one of the following capacities:

•      Executive Management – the CEO, the President, the Executive Vice President or the Director of Operations.

•      Senior Management – (1) a direct report of a member of Executive Management, excluding Division Managers, and (2) others designated by Executive Management.

•      Key Manager I – individuals who have a meaningful impact on achieving corporate goals and profitability during the year, as designated by Executive Management.

Awards:	Awards will be based upon both company and individual performance. Awards may consist of (1) a cash distribution and (2) a stock grant to be made pursuant to the company’s Deferred Compensation Plan. The maximum awards that may be granted based upon different levels of company performance are identified in Schedule A attached hereto. Subject to such maximums, individual awards will be determined by Executive Management based upon the participant’s individual performance.

Timing:	Awards will be made when accurate financial data is available for 2005, but in no event later than March 15, 2006.

Distribution
and Vesting:	Cash Awards. The cash portion of any award will not be subject to any contingencies and will be currently taxable to the participant and subject to normal withholdings.

Stock Grants. Any stock grant will be made pursuant to the company’s Deferred Compensation Plan and will not be distributable until it has vested in accordance with the following schedule:

Vesting Date	Percentage Vested
2nd Anniversary of the Grant Date	50%
3rd Anniversary of the Grant Date	Additional 25%
4th Anniversary of the Grant Date	Additional 25%

Distributions of stock grants shall be made in common stock of Accredited Home Lenders Holding Co., and the fair market value of the stock distributed shall be subject to customary payroll withholdings. Arrangements satisfactory to the company for payment of the withholdings must be made prior to distribution.

Distribution alternatives for stock grants and procedures for selecting among those alternatives, as well as other terms and conditions of the company’s Deferred Compensation Plan, shall be separately communicated to participants.

General:

All awards are subject to Executive Management’s evaluation of a participant’s individual performance, and there is no guaranty that an individual participant will receive any or all of the maximum award that is available based upon company performance.

Nothing contained herein shall alter the “at will” character of a participant’s employment with Accredited.

This plan supersedes all previous plans with respect to the same subject matter, and may be amended or revoked by the company at any time.

Schedule A

to

ACCREDITED HOME LENDERS

MANAGEMENT INCENTIVE PLAN

For the Year 2005

Executive Management

The table below indicates the maximum cash distribution and stock grant that a participant will be eligible to receive based upon Accredited’s net income after tax for the year 2005. Individual awards will be based on individual performance and achievement of certain objectives as well as Accredited’s overall performance in accordance with the table below. Award percentages are applied to a participant’s 2005 base salary for the period of time such participant was an eligible participant under the plan. The number of shares included in a stock grant would be based on the closing price for the stock as of the date the stock grant is awarded.

The maximum award levels shown in this schedule, as well as individual awards made pursuant to the plan, are subject to approval by the Compensation Committee of Accredited’s Board of Directors.

Net Income After Tax		Maximum Award (Pct. of base salary)
Dollars (in millions)	Percentage of 2005 Operating Plan	Cash	Stock Grant
**	60%	25%	0%
**	75%	67%	0%
**	100%	125%	140%
**	110%	125%	170%
**	120%	125%	200%
**	130%	125%	225%
**	140%	125%	245%
**	150%	125%	260%
**	160%	125%	275%
**	170%	125%	290%*

*	Thereafter, each additional full 10% increase in Accredited’s net income after tax as a percentage of Accredited’s 2005 Operating Plan net income after tax results in a 10 percentage point increase in the Stock Grant Maximum Award.
**	The specific net income dollar targets are to be determined by Accredited’s Compensation Committee in its sole and absolute discretion.

The undersigned participant hereby acknowledges that he/she has read, understood and agrees to the Management Incentive Plan for the Year 2005 and this Schedule A.

(Signature)	(Date)

(Print Name)	(Department)

Schedule A

to

ACCREDITED HOME LENDERS

MANAGEMENT INCENTIVE PLAN

For the Year 2005

Senior Management

The table below indicates the maximum cash distribution and stock grant that a participant will be eligible to receive based upon Accredited’s net income after tax for the year 2005. Individual awards will be based on individual performance and achievement of certain objectives as well as Accredited’s overall performance in accordance with the table below. Award percentages are applied to a participant’s 2005 base salary for the period of time such participant was an eligible participant under the plan. The number of shares included in a stock grant would be based on the closing price for the stock as of the date the stock grant is awarded.

The maximum award levels shown in this schedule, as well as individual awards made pursuant to the plan, are subject to approval by the Compensation Committee of Accredited’s Board of Directors.

Net Income After Tax		Maximum Award (Pct. of base salary)
Dollars (in millions)	Percentage of 2005 Operating Plan	Cash	Stock Grant
**	60%	25%	0%
**	75%	35%	0%
**	100%	50%	30%
**	110%	70%	50%
**	120%	70%	75%
**	130%	70%	85%
**	140%	70%	93%
**	150%	70%	98%
**	160%	70%	103%*

*	Thereafter, each additional full 10% increase in Accredited’s net income after tax as a percentage of Accredited’s 2005 Operating Plan net income after tax results in a 4 percentage point increase in the Stock Grant Maximum Award.
**	The specific net income dollar targets are to be determined by Accredited’s Compensation Committee in its sole and absolute discretion.

The undersigned participant hereby acknowledges that he/she has read, understood and agrees to the Management Incentive Plan for the Year 2005 and this Schedule A.

(Signature)	(Date)

(Print Name)	(Department)